UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): February 9, 2010

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of 2010 Performance-Based Incentive Compensation Program.  On February 9, 2010, the Board of Directors approved a Compensation Committee (“Committee”) recommended performance-based bonus and long-term incentive compensation plan for 2010.  The plan approved by the Board covers the Company’s officers. Under the plan, cash bonuses and, with respect to the named executive officers and all senior vice presidents, restricted stock units will be earned only upon the Company’s achievement of performance objectives based on 2010 adjusted net income (defined as net profit before taxes and non-cash charges) and 2010 net cash flow (cash flow before change in non-cash items).  The objectives are weighted 60% to the adjusted net income objective and 40% to the net cash flow objective.  The cash bonus plan adopted by management for non-officer corporate employees is based on the Company’s achievement of the same performance metrics.

With respect to the cash bonus portion of the plan, if the targets are achieved, the bonus pool to be allocated among all management plan participants will be approximately $640,000.  If the targets are exceeded, the total bonus pool will increase up to a maximum pool of approximately $1.28 million. The cash bonus opportunity under the plan for each of Stephen J. Hansbrough and Gino Chouinard is 35% of base salary upon achievement of the target objectives and up to 70% of base salary for achievement in excess of the target objectives up to the maximum objectives.  The bonus opportunity for Frank Punal was established at 25% of base salary for achievement of the target objectives and up to 50% of base salary for achievement in excess of the target objectives up to the maximum objectives.

With respect to the equity portion of the performance-based plan, the Board approved the Committee’s recommended grants of restricted stock units (RSUs) to each of the named executive officers and senior vice presidents.  The RSUs will be converted to common stock only if the target performance objectives described above are achieved in 2010.  The target and maximum RSUs to be earned by Mr. Hansbrough for 2010 is 63,000 and 94,500; by Mr. Chouinard is 37,000 and 55,500; and by Mr. Punal is 28,500 and 42,750.  After the close of 2010, the Committee will review 2010 performance and determine if the target performance objectives were met.  If the targets are achieved, the Committee will determine the number of RSUs that have been earned based on 2010 performance and one-third of the earned RSUs will vest.  The remaining earned RSUs will vest ratably over the next two years subject to the continued employment of the executives by the Company and the terms of the executives’ employment agreements.  Failure to achieve the performance objectives will result in forfeiture of the unearned RSUs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc.
(Registrant)

Date: February 11, 2009	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chairman and Chief Executive Officer